Mail Stop 3561

      							October 18, 2005

Via U.S. Mail and Fax
Mr. Horace J. Davis, III
Chief Executive Officer
Trinsic, Inc.
601 South Harbour Island Boulevard
Suite 220
Tampa, FL 33602

	Re:	Trinsic, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed April 15, 2005

Dear Mr. Davis:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director


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Mr. Valerio Cavallo
Telecom Argentina S.A.
January 12, 2005
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